Exhibit 8.2

August 30, 2011	9346-233

Entergy Louisiana Investment Recovery Funding I, L.L.C. 4809 Jefferson Highway Conference Room 43 Jefferson, Louisiana 70121 Entergy Louisiana, LLC 446 North Boulevard Baton Rouge, Louisiana 70802
Re:	Entergy Louisiana Investment Recovery Funding I, L.L.C.: Exhibit 8.2: Louisiana Tax Issues

Ladies and Gentlemen:

We have acted as counsel to Entergy Louisiana Investment Recovery Funding I, L.L.C., a Louisiana limited liability company (the “Issuer”), in connection with its offering and sale of $207,156,000.00 aggregate principal amount of its 2011 Senior Secured Investment Recovery Bonds (the “Investment Recovery Bonds”).  The Issuer and Entergy Louisiana, LLC, a Texas limited liability company (“ELL”), in its capacity as sponsor for the Issuer, each filed with the Securities and Exchange Commission a registration statement on Form S-3 on June 24, 2011 (Registration Nos. 333-175117 and 333-175117-01), as amended by Amendment No. 1 thereto, including a prospectus and a form of preliminary prospectus supplement, both subject to completion (collectively, the “Registration Statement”), relating to the proposed issuance of up to $207,156,000.00 (formerly $206,300,000.00) in aggregate principal amount of Investment Recovery Bonds of the Issuer.  At your request, this opinion is being furnished to you for filing as Exhibit 8.2 to the Registration Statement.

DOCUMENTS EXAMINED

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:

(a) The Articles of Organization of the Issuer, dated June 6, 2011, as filed in the office of the Secretary of State of the State of Louisiana (the "Secretary of State") on June 7, 2011;

(b) The Limited Liability Company Operating Agreement of the Issuer, dated as of June 7, 2011 (the “LLC Agreement”), by ELL, as the sole member (the "Member") and the Issuer;

(c) A Certificate of Good Standing dated July 20, 2011, for the Issuer, obtained from the Secretary of State;

(d) The form of the Indenture and the Series Supplement (as so supplemented, the “Indenture”), each dated as of __________, 2011, and each between the Issuer and The Bank of New York Mellon, a New York banking corporation, as indenture trustee, pursuant to which the Investment Recovery Bonds are issued;

(e) The form of the Management Agreement, dated June 7, 2011, between Issuer and its individual managers, and the form of the Management Agreement, dated July 8, 2011, between Issuer and its independent manager;

(f) The form of the Sale Agreement, dated _________, 2011 between the Issuer and ELL, as Seller;

(g) The form of the Servicing Agreement, dated as of __________, 2011, between the Issuer and ELL, as Servicer;

(h) The form of the Administration Agreement, dated as of __________, 2011, between the Issuer and ELL, as Administrator;

(i) The form of the Underwriting Agreement, dated as of __________, 2011, among ELL, the Issuer and the underwriters named therein;

(j) The Registration Statement; and

(k) The Financing Order No. U-31894-B approved by the Louisiana Public Service Commission (the “LPSC”) on August 10, 2011, issued on August 12, 2011, pertaining to the Issuer and the Company in Docket No. U-31894 (the “Financing Order”).

Capitalized terms used herein and not otherwise defined are used as defined in the Prospectus.  The documents listed in paragraphs (e) through (i) above and the Investment Recovery Bonds are hereinafter collectively referred to as the "Transaction Documents."

RELIANCE AND ASSUMPTIONS

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (k) above.  In particular, for purposes of this opinion we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into any document reviewed by us.  We have also assumed that the Issuer and ELL (its sole member) are not parties to any tax sharing or similar agreement that shifts the economic consequences of taxation between or among the taxpayer and other parties to such agreement.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, including the Transaction Documents, and the validity and binding effect thereof.

We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the representations and statements contained and matters provided for in the Transaction Documents, the Registration Statement and such other documents relating to the Transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

We have assumed that the documents listed in paragraphs (d) through (i) above will have been executed and delivered prior to the issuance of the Investment Recovery Bonds.

In addition, we have assumed that (i) the Investment Recovery Bonds will be issued in accordance with the operative documents described in the Prospectus, and (ii) the Investment Recovery Charges, the Investment Recovery Property and amounts held in the reserve accounts created pursuant to the Indenture will be received and held in accordance with the operative documents described in the Prospectus.

Our opinions are based on the assumptions that for federal income tax purposes both (i) the Investment Recovery Bonds will be considered the indebtedness of ELL, and (ii) the Issuer will not be considered an entity separate from ELL (its single member).

Our opinions are also based on the assumption that (i) the issuance of the Investment Recovery Bonds and the other transactions set forth in or contemplated by the Prospectus and the Transaction Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Issuer has not made and will not make an election under Treasury Regulations §301.7701-3(c)(1) to be classified as an entity separate from Entergy Louisiana, LLC, its single member, for federal tax purposes.

OPINIONS

You have requested our opinion regarding the Louisiana tax implications of certain activities of ELL, the Issuer and investors in the Investment Recovery Bonds.  Based upon the foregoing assumptions and subject to the limitations, assumptions and qualifications set forth below, we are of the opinion that for Louisiana tax purposes:

(i)	for income tax purposes the Issuer will not be considered an entity separate from ELL (its single member);

(ii)	for income tax purposes the Investment Recovery Bonds will be considered the indebtedness of ELL (its single member);

(iii)
for franchise tax purposes the Issuer will be considered an entity separate from ELL (its single member) but as a limited liability company the Issuer will not be liable for franchise taxes.  We express no opinion as to any franchise tax liability ELL may incur by virtue of its ownership of its membership interest in Issuer;

(iv)
a corporation or limited liability company that is not otherwise engaged in business in Louisiana or that is not commercially domiciled in Louisiana for Louisiana franchise tax purposes will not become subject to Louisiana franchise taxes merely as a result of holding the Investment Recovery Bonds.  In this connection, we are not opining whether any activities related to holding the Investment Recovery Bonds that are undertaken in Louisiana by a bondholder, or an employee, agent, or independent contractor or any other person on behalf of a bondholder, would cause the bondholder to become subject to Louisiana franchise tax.  Such related activities include, but are not limited to, making credit investigations of the Issuer, purchasing the Investment Recovery Bonds or enforcing the Investment Recovery Bonds;

(v)
interest on the Investment Recovery Bonds received by a nonresident bondholder who is not otherwise subject to Louisiana income tax will not become subject to Louisiana income tax unless the bondholder uses the Investment Recovery Bonds as part of an active conduct of the trade or business of the bondholder in Louisiana; and,

(vi)
the Issuer will not be subject to income, franchise, gross receipts or any similar tax imposed by the State of Louisiana with respect to the receipt and ownership of the Investment Recovery Property (as defined in the Sale Agreement) and the receipt of Investment Recovery Charges authorized under the Financing Order.  In this connection, we are not opining whether the Issuer is exempt from such taxes in connection with the receipt of earnings with respect to investing the Investment Recovery Charges and amounts held in reserve accounts created pursuant to the Indenture.

Further, the statements set forth in the Prospectus under the section captioned "Prospectus Summary – Tax Status", the Prospectus under the section captioned "Material Louisiana Tax Considerations", and the Prospectus Supplement under the section captioned "Material Louisiana State Tax Consequences", to the extent they constitute matters of Louisiana tax law or legal conclusions with respect thereto, have been reviewed by us and provide a fair and accurate summary of such law or conclusions in all material respects.

EXCEPTIONS AND QUALIFICATIONS

Our opinion is limited to the Louisiana tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other Louisiana tax consequences regarding the transaction referred to above or any other transaction or any federal tax consequences or matters.  Our opinion is based upon the existing provisions of the Louisiana Revised Statutes and Louisiana Department of Revenue Regulations promulgated or proposed pursuant thereto, revenue rulings, revenue procedures and other guidance issued by the Louisiana Department of Revenue and interpretations thereof by the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any person other than its addressees.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are furnishing this opinion to you solely in connection with the issuance of the Investment Recovery Bonds described above, and this opinion may be relied upon only by you, and is not to be used, relied on, circulated, quoted or otherwise referred to for any other purpose.  However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary – Tax Status", the Prospectus under the section captioned "Material Louisiana Tax Considerations", the Prospectus under the section captioned "Legal Matters", the Prospectus Supplement under the section captioned "Material Louisiana State Tax Consequences", and the Prospectus Supplement under the section captioned "Legal Matters". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Phelps Dunbar, L.L.P.